Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

ARBE ROBOTICS LTD.
as the Company,

AUTOBOT MERGERSUB, INC.
as Merger Sub,

and

INDUSTRIAL TECH ACQUISITIONS, INC.

as ITAC

Dated as of March 18, 2021

Table of Contents

Article I MERGER		7

1.1	Merger	7
1.2	Effective Time	7
1.3	Effect of the Merger	7
1.4	Organizational Documents of the Company and the Surviving Company	8
1.5	Directors and Officers of the Company	8
1.6	Effect of Merger on Merger Sub Common Stock	8
1.7	Effect of Merger on Issued Securities of ITAC	8
1.8	Effect of Merger on Company Securities	10
1.9	ITAC Securities and Certificates	11
1.10	Taking of Necessary Action; Further Action	11
1.11	Tax Consequences	11
1.12	Certain Adjustments	12

Article II CLOSING		12

2.1	Closing	12

Article III REPRESENTATIONS AND WARRANTIES OF ITAC		12

3.1	Organization and Standing	12
3.2	Authorization; Binding Agreement	13
3.3	Governmental Approvals	13
3.4	Non-Contravention	13
3.5	Capitalization	14
3.6	SEC Filings and ITAC Financials	15
3.7	Absence of Certain Changes	16
3.8	Compliance with Laws	17
3.9	Actions; Orders; Permits	17
3.10	Taxes and Returns	17
3.11	Employees and Employee Benefit Plans	18
3.12	Properties	18
3.13	Material Contracts	18
3.14	Transactions with Affiliates	18
3.15	Investment Company Act	19
3.16	Finders and Brokers	19
3.17	Certain Business Practices	19
3.18	Insurance	19
3.19	Information Supplied	20
3.20	Independent Investigation	20
3.21	Trust Account	20
3.22	Company Representations	21
3.23	No Other Representation	21

i

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		22

4.1	Organization and Standing	22
4.2	Authorization; Binding Agreement	22
4.3	Capitalization	23
4.4	Subsidiaries	24
4.5	Merger Sub	25
4.6	Governmental Approvals	25
4.7	Non-Contravention	25
4.8	Financial Statements	26
4.9	Absence of Certain Changes	28
4.10	Compliance with Laws	28
4.11	Company Permits	28
4.12	Litigation	28
4.13	Material Contracts	28
4.14	Intellectual Property	30
4.15	Privacy	33
4.16	Taxes and Returns	33
4.17	Real Property	35
4.18	Personal Property	36
4.19	Employee Matters	36
4.20	Benefit Plans	37
4.21	Environmental Matters	38
4.22	Transactions with Related Persons	39
4.23	Insurance	39
4.24	Books and Records	40
4.25	Top Customers and Vendors	40
4.26	Certain Business Practices	40
4.27	Investment Company Act	41
4.28	PIPE Investment	42
4.29	Finders and Brokers	42
4.30	Information Supplied	42
4.31	Independent Investigation	42
4.32	Disclosure	43
4.33	No Other Representations or Warranties; No Reliance	43

Article V COVENANTS		43

5.1	Access and Information	43
5.2	Conduct of Business of the Company and Merger Sub	44
5.3	Conduct of Business of ITAC	47
5.4	Annual and Interim Financial Statements	49
5.5	ITAC Public Filings	49
5.6	No Solicitation	50
5.7	No Trading	50

5.8	Notification of Certain Matters	50
5.9	Efforts	51
5.10	Further Assurances	50
5.11	The Registration Statement	52
5.12	Public Announcements	54
5.13	Confidential Information	55
5.14	Documents and Information	56
5.15	Post-Closing Board and Executive Officers	57
5.16	Indemnification of Directors and Officers; Tail Insurance	57
5.17	Trust Account Proceeds	57
5.18	PIPE Investment	57
5.19	F-1 Registration Statement	58
5.20	Employment Agreements	58

Article VI CLOSING CONDITIONS		59

6.1	Conditions to Each Party’s Obligations	59
6.2	Conditions to Obligations of the Company and Merger Sub	60
6.3	Conditions to Obligations of ITAC	62
6.4	Frustration of Conditions	63

Article VII TERMINATION AND EXPENSES		63

7.1	Termination	63
7.2	Effect of Termination	65
7.3	Fees and Expenses	65

Article VIII WAIVERS AND Releases		65

8.1	Waiver of Claims Against Trust	65

Article IX MISCELLANEOUS		66

9.1	Notices	66
9.2	Binding Effect; Assignment	66
9.3	Non-Survival of Representations, Warranties	67
9.4	Third Parties	67
9.5	[Reserved]	67
9.6	Governing Law; Jurisdiction	67
9.7	WAIVER OF JURY TRIAL	67
9.8	Specific Performance	68
9.9	Severability	68
9.10	Amendment	68
9.11	Waiver	68
9.12	Entire Agreement	69
9.13	Interpretation	69
9.14	Counterparts	70
9.15	Legal Representation	70

Article X DEFINITIONS		70

10.1	Certain Definitions	70
10.2	Section References	81

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	List of holders of Continuing Warrants and Company Ordinary Shares issuable upon exercise of Continuing Warrants

Exhibit B	Form of Restated ITAC Certificate

Exhibit C	Form of Lock-Up Agreement

Exhibit D	List of Company’s executive officers party to Non-Competition Agreements

Exhibit E	Founder Registration Rights Agreement Amendment

Exhibit F	Founder Lock-Up Agreement

Exhibit G	Form of Voting Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 18, 2021 by and among (i) Arbe Robotics Ltd., an Israeli company (the “Company”); (ii) Autobot MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) Industrial Tech Acquisitions, Inc., a Delaware corporation ( “ITAC”), The Company, Merger Sub and ITAC are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Company is engaged in the development or products aimed at road safety through 4D ultra high-resolution imaging and related applications of its 4D technology;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into ITAC, with ITAC continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), as a result of which, (i) prior to, but contingent upon, the Closing of the Merger, pursuant to a recapitalization (the actions described in this clause (i), collectively, the “Recapitalization”) approved by the Company’s shareholders, (a) each outstanding warrant (collectively, the “Outstanding Company Warrants”) to purchase Company Ordinary Shares or Company Preferred Shares (other than any Outstanding Company Warrants which (1) are not required by their terms to be exercised in connection with the Transactions, all of which are listed on Exhibit A, and (2) are not exercised at the election of the holder thereof prior to the consummation of the Recapitalization, all of which unexercised warrants being referred to as the “Continuing Warrants”) shall be exercised in accordance with their respective terms (all such Outstanding Company Warrants so exercised, the “Exercising Warrants”); (b) immediately following such exercise, each outstanding preferred share, with a nominal value of NIS 0.01 per share, of the Company (“Company Preferred Shares”), including for the avoidance of doubt, Company Preferred Shares issued upon exercise of Exercising Warrant, shall become and be converted into ordinary shares, with a nominal value of NIS 0.01 per share, of the Company (“Company Ordinary Shares”) in accordance with the Amended and Restated Company Articles of Association of the Company currently in effect (the “Existing Articles”); and (c) immediately following such conversion, but for the avoidance of doubt prior to the Effective Time, each then outstanding Company Ordinary Share shall, as a result of the Recapitalization, become and be converted into such number Company Ordinary Shares as is determined by multiplying (1) such Company Ordinary Share by (2) the quotient obtained by dividing (A) the sum of (i) $525,000,000, plus (ii) on a dollar-for-dollar basis equal to the amount by which the ITAC Transaction Expenses (other than expenses relating to the PIPE Investment) exceed $7.0 million, by (B) $10.00, and subsequently dividing such quotient by (C) the sum of (i) the number of Company Ordinary Shares then outstanding and (ii) without duplication, the number of Company Ordinary Shares issuable upon the exercise of all then outstanding (x) Continuing Warrants and (y) options to purchase shares of Company Ordinary Shares (including, any options granted subsequent to the date of this Agreement pursuant to Section 5.2(b)(ii)) (collectively, the “Outstanding Company Options”), (but excluding, in each instance, for the avoidance of doubt, any Company Ordinary Shares issued or issuable in connection with the PIPE Investment), and taking such quotient to five decimal places, which ratio is referred to as the “Conversion Ratio,” with all fractional Company Ordinary Shares being rounded up to the next higher integral number of Company Ordinary Shares (such that following such Recapitalization, for the avoidance of doubt, the Company Ordinary Shares shall be valued at $10.00 per share), and (d) as a result of the Recapitalization, each Continuing Warrant and each Continuing Company Option shall be adjusted to reflect the Recapitalization as set forth in Section 1.8; (ii) as more thoroughly described in Article I, immediately following the consummation of the Recapitalization, Merger Sub shall, at the Effective Time, be merged with and into ITAC, which shall continue as a wholly-owned subsidiary of the Company, and in connection therewith, (A) as more thoroughly described in Section 1.7(a), each share of ITAC Class A common stock, par value $0.0001 per share (“ITAC Class A Stock”), and each share of ITAC Class B common stock, par value $0.0001 per share (“ITAC Class B Stock,” and, together with the ITAC Class A Stock, the “ITAC Common Stock”), in each instance, issued and outstanding immediately prior to the Effective Time, including shares of ITAC Class A Stock issued in a PIPE Investment to be consummated immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive an equal number of Company Ordinary Shares, and (B) as more thoroughly described in Section 1.7(c), each ITAC Warrant will be exchanged for the right to receive a warrant to purchase the same number of Company Ordinary Shares (each a “Company Warrant”) at the same exercise price during the same exercise period as the ITAC Warrant being exchanged; and (iii) the certificate of incorporation of ITAC shall be amended and restated in the form of Exhibit B (the “Restated ITAC Certificate”) and each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall become and be converted into one share of common stock, par value $0.01 per share, of ITAC (“New ITAC Common Stock”), and the corporate name of ITAC shall be changed to Autobot HoldCo, Inc., with the result that the Surviving Company is a direct, wholly-owned subsidiary of the Company;

WHEREAS, prior to the filing of the Registration Statement, the Company shall enter into each of the following agreements which will automatically become effective as of the Effective Time: (a) a Lock-Up Agreement between the Company and each of the Significant Company Shareholders (as defined on Exhibit C), in the form of Exhibit C (the “Lock-Up Agreement”), and (b) a Non-Competition and Non-Solicitation Agreement with the Company’s executive officers named in Exhibit D in a form to be mutually agreed upon prior to the filing of the Registration Statement, (the “Non-Competition Agreement”);

WHEREAS, prior to the filing of the Registration Statement, the Company, ITAC and the Sponsor shall enter into (a) an amendment to the Registration Rights Agreement, dated as of September 8, 2020 (the “Founder Registration Rights Agreement”), by and between ITAC and the Sponsor, in the form of Exhibit E (the “Founder Registration Rights Agreement Amendment”), pursuant to which the Company shall assume the obligations of ITAC under the Founder Registration Rights Agreement, which will become effective as of the Effective Time, and (b) a lock-up agreement, in the form of Exhibit F (the “Founder Lock-Up Agreement”);

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement, in connection with the PIPE Investment (as defined herein), ITAC and the Company have entered into subscription agreements with certain investors in a private placement to purchase ITAC Class A Stock or, at the Company’s sole election, an equal number of Company Ordinary Shares, in each instance, to be consummated immediately following the Recapitalization and prior to the Effective Time;

WHEREAS, the Company has received voting and support agreements in the form attached as Exhibit G hereto (collectively, the “Voting Agreements”) signed by the Company, officers and directors of the Company and the Significant Company Shareholders, indicating the agreement of such Company shareholders to approve the Merger and the other Transactions contemplated by this Agreement;

WHEREAS, for United States federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

WHEREAS, the boards of directors of ITAC, Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in 9.15 hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1  Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the “Delaware Law”), ITAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into ITAC with ITAC being the surviving entity (the “Surviving Company”), following which the separate corporate existence of Merger Sub shall cease and ITAC shall continue as the surviving entity.

1.2  Effective Time. ITAC and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to ITAC and the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”) pursuant to the Delaware Law. The Certificate of Merger shall provide that upon the filing of the Certificate of Merger, the certificate of incorporation of the Surviving Company shall be the Restated ITAC Certificate.

1.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and ITAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and ITAC set forth in this Agreement and the Ancillary Documents to be performed after the Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of the Company. Upon the effectiveness of the Merger, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Company, and the by-laws of Merger Sub shall become the by-laws of the Surviving Company.

1.4  Organizational Documents of the Company and the Surviving Company. Prior to or in connection with the Recapitalization, the Existing Articles shall be amended and restated in form and substance mutually agreeable to ITAC and the Company following approval by the Company’s board of directors and shareholders (the “Restated Company Articles”), such amendment and restatement to the articles of association of the Company (i) to provide for the Recapitalization as described in the Recitals and this Article I, and (ii) to remain in effect until from and after its adoption through the Effective Time and until amended in accordance with the terms thereof and the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”).

1.5  Directors and Officers of the Company. At the Effective Time, (i) the executive officers of the Company shall continue as the executive officers of the Company, each to hold office in accordance with the Restated Company Articles and (ii) the directors of the Company shall be comprised of the individuals determined in the manner set forth in Section 5.15, to continue in such capacity until their respective successors are duly elected or appointed and qualified.

1.6  Effect of Merger on Merger Sub Common Stock. Each outstanding share of common stock, $0.01 par value per share, of Merger Sub shall become and be converted into one share of New ITAC Common Stock, and the Surviving Company shall be a direct wholly-owned Subsidiary of the Company.

1.7  Effect of Merger on Issued Securities of ITAC.

(a)  ITAC Common Stock. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of ITAC, the Company or Merger Sub, each share of ITAC Common Stock issued and outstanding prior to the Effective Time, including shares of ITAC Common Stock issued in the PIPE Investment (but, for the avoidance of doubt, excluding any Cancelled Shares), shall become and be converted into the right to receive an one Company Ordinary Share. For the avoidance of doubt, if the Company elects to issue Company Ordinary Shares directly to a PIPE Investor, the Company shall issue one Company Ordinary Share for each share of ITAC Class A Stock otherwise subscribed for, and such issuance shall be in lieu of obligation of ITAC to issue ITAC Class A Shares to the PIPE Investors.

(b)  ITAC Units. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of ITAC, the Company or Merger Sub, every issued and outstanding ITAC Unit outstanding immediately prior to the Effective Time shall be automatically detached, and (i) each share of ITAC Class A Stock forming part of the Unit shall become and be converted into the right to receive one Company Ordinary Share pursuant to Section 1.7(a) of this Agreement and (ii) the redeemable ITAC Warrant forming part of the Unit shall become and be converted into the right to receive one Company Warrant to purchase one Company Ordinary Share at an exercise price equal to the exercise price of the ITAC Warrants pursuant to Section 1.7(c).

(c)  ITAC Warrants. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of ITAC, the Company or Merger Sub, each outstanding ITAC Public Warrant and ITAC Private Warrant, including all ITAC Warrants that were included in the ITAC Units, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall become and be converted into the right to receive a Company Warrant to purchase an equal number of Company Ordinary Shares at an exercise price equal to the exercise price of the ITAC Warrants, with the public or private nature of the ITAC Warrants being preserved in the Company Warrants. Each Company Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the ITAC Warrants, except that in each case they shall represent the right to acquire Company Ordinary Shares in lieu of ITAC Common Stock. At or prior to the Effective Time, the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery upon the exercise of such Company Warrants.

(d)  Cancellation of Share Capital Owned by ITAC. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of ITAC, the Company or Merger Sub, each share of ITAC Common Stock, and any other share of capital stock of ITAC, (i) that are owned by ITAC as treasury shares, (ii) owned by any direct or indirect wholly-owned Subsidiary of ITAC or (iii) that is issued or outstanding and owned directly or indirectly by the Company or Merger Sub immediately prior to the Effective Time (collectively, the “Cancelled Shares”), shall be automatically canceled and extinguished without any conversion thereof or payment or other consideration therefor.

(e)  Transfers of Ownership. Subject in all instances to Section 1.9, if any Company Ordinary Shares are to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Company in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of ITAC or any agent designated by it that such tax has been paid or is not payable.

(f)  Transfer Agent. Prior to the Closing, the Company shall appoint, and enter into an agreement with, Continental Stock Transfer & Trust Company (“Continental”) to act as (i) the transfer agent for the Company Ordinary Shares issuable hereunder, and (ii) the warrant agent for the Company Warrants issuable hereunder, in each instance, upon surrender of any underlying certificates or book-entry shares, as applicable. As soon as practicable following the Effective Time, the Company shall cause Continental to record the issuance on the stock records of the Company of the amount of Company Ordinary Shares and Company Warrants issuable hereunder.

(g)  No Liability; No Further Ownership Rights. Notwithstanding anything to the contrary in this Section 1.7, none of the Company, ITAC or Merger Sub or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. All consideration issuable in accordance with the consummation of the Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to any ITAC Securities and from and after the Effective Time, the holders thereof shall have no right other than to receive the consideration to be paid in connection with the Merger in accordance with this Section 1.7. At the close of business on the day on which the Effective Time occurs, the share transfer books of ITAC shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company or the Company of the ITAC Securities that were outstanding immediately prior to the Effective Time.

(h)  No Dissenters Rights. No dissenter’s rights, appraisal rights or other similar rights shall be available with respect to the Merger or the other Transactions contemplated by this Agreement.

(i)  Withholding Rights. The Company or Continental, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of an ITAC Security, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the former holder of ITAC Securities, in respect of which such deduction and withholding was made.

(j)  Fractional Shares. No fractional Company Ordinary Shares shall be issued to holders of ITAC Securities. All fractional Company Ordinary Shares shall be rounded to the next higher integral number of Company Ordinary Shares.

1.8  Effect of Merger on Company Securities. Prior to Closing (effective immediately prior to the Effective Time and the transactions described in Section 1.7), the Company shall effect the Recapitalization. For the avoidance of doubt, all Company Ordinary Shares, Continuing Warrants and Continuing Company Options, in each instance, outstanding prior to the consummation of the Merger shall remain outstanding following the consummation of the Merger and shall in no way be affected by the Merger. For the avoidance of doubt, each Continuing Warrant and each Continuing Company Option, in each instance, outstanding immediately prior to (and as part of) the consummation of the Recapitalization shall, without any action on the part of the holder thereof and in accordance with the provisions of the Continuing Warrant or Continuing Company Option, become a warrant or an option to purchase such number of Company Ordinary Shares, in each instance determined by (i) multiplying the number of Company Ordinary Shares issuable upon such exercise of such security by the Conversion Ratio and (ii) dividing the exercise price of such security by the Conversion Ratio. No fractional Company Ordinary Shares shall be issued to holders of Company Ordinary Shares. All fractional Company Ordinary Shares shall be rounded to the next higher integral number of Company Ordinary Shares, and the adjusted purchase price or exercise price shall be computed to two decimal places.

1.9  ITAC Securities and Certificates.

(a)  All securities issued upon the surrender of ITAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of ITAC Securities shall also apply to the Company Ordinary Shares and Company Warrants so issued in exchange. To the extent that such ITAC Securities are represented by physical certificates, the holders of such ITAC Securities will be provided a letter of transmittal to send their certificated ITAC Securities to the transfer agent and warrant agent for the Company Ordinary Shares and Company Warrants, which is the same as the transfer agent and warrant agent for ITAC Securities, and such transfer agent or warrant agent will, upon receipt of completed documentation, issue the Company Ordinary Shares and Company Warrants that are issuable in respect of the holder’s ITAC Securities. To the extent that the ITAC Securities are held in book entry, the issuance of Company Ordinary Shares or Company Warrants will automatically be made by the transfer agent and warrant agent.

(b)  In the event any certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.7; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10  Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ITAC and Merger Sub, the officers and directors of ITAC and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11  Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and this Agreement is intended to constitute, and is adopted by the parties as, a “plan of reorganization” within the meaning of Treasury Regulation §§ 1.368-2(g) and 1.368-3. The parties agree that (i) each party hereto shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and (ii) none of the parties shall take, nor permit their respective Affiliates to take any action or position that reasonably would be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Law, in each case unless otherwise required by applicable Law.

1.12  Certain Adjustments. Notwithstanding any provision of this Article I to the contrary (but excluding in all instances any action taken as part of the Recapitalization), if, between the effectiveness of the Recapitalization and the Effective Time, (a) the outstanding Company Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the shares of Company Ordinary Shares issuable hereunder in exchange for ITAC Securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

Article II
CLOSING

2.1  Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place (including remotely) as ITAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF ITAC

Except as set forth in (i) the disclosure schedules delivered by ITAC to the Company on the date hereof (the “ITAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are filed with SEC prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), ITAC represents and warrants to the Company and Merger Sub, as of the date hereof and as of the Closing, as follows:

3.1  Organization and Standing. ITAC is a corporation incorporated, validly existing and in good standing under the Laws of the Delaware. ITAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ITAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. ITAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. ITAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2  Authorization; Binding Agreement. ITAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required ITAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of ITAC and (b) other than the Required ITAC Shareholder Approval, no other corporate proceedings on the part of ITAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which ITAC is a party shall be when delivered, duly and validly executed and delivered by ITAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of ITAC, enforceable against ITAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3  Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of ITAC is required to be obtained or made in connection with the execution, delivery or performance by ITAC of this Agreement and each Ancillary Document to which it is a party or the consummation by ITAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Consents to be obtained pursuant to the Antitrust Laws expressly contemplated by this Agreement, (b) such other filings expressly contemplated by this Agreement, (c) any filings required to be made with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other Consents, filings or notifications where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on ITAC.

3.4  Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by ITAC of this Agreement and each Ancillary Document to which it is a party, the consummation by ITAC of the transactions contemplated hereby and thereby, and compliance by ITAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of ITAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to ITAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by ITAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of ITAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any ITAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on ITAC.

3.5  Capitalization.

(a)  ITAC is authorized to issue 1,000,000 shares of Preferred Stock, par value $0.0001 per share, none of which are outstanding, 100,000,000 shares of ITAC Class A Stock, of which 6,933,322 shares are issued and outstanding, and 20,000,000 shares of ITAC Class B Stock, of which 1,902,900 shares are issued and outstanding. The issued and outstanding ITAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of ITAC Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, ITAC’s Organizational Documents or any Contract to which ITAC is a party. None of the outstanding ITAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, ITAC does not have any Subsidiaries or own any equity interests in any other Person and ITAC does not have any right or obligation pursuant to any Contract or otherwise to acquire any equity interests in any other Person.

(b)  Except as set forth in Schedule 3.5(a) or Schedule 3.5(b) and except with respect to the Subscription Agreements relating to the PIPE Investment, including any Subscription Agreement for the PIPE Investment subsequent to the date of this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of ITAC or (B) obligating ITAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares of ITAC, or (C) obligating ITAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares of ITAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of ITAC to repurchase, redeem or otherwise acquire any shares of ITAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which ITAC is a party with respect to the voting of any shares of ITAC.

(c)  All Indebtedness of ITAC as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of ITAC contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by ITAC or (iii) the ability of ITAC to grant any Lien on its properties or assets.

(d)  Since the date of formation of ITAC, and except as contemplated by this Agreement, ITAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and ITAC’s board of directors has not authorized any of the foregoing.

3.6  SEC Filings and ITAC Financials.

(a)  ITAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by ITAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, ITAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) ITAC’s annual reports on Form 10-K for each fiscal year of ITAC beginning with the first year ITAC was required to file such a form, (ii) ITAC’s quarterly reports on Form 10-Q for each fiscal quarter that ITAC was required to file such reports in order to disclose its quarterly financial results, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by ITAC with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise publicly made available to the SEC. (A) ITAC Units, ITAC Class A Ordinary Shares and ITAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq, (B) ITAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such ITAC Securities, (C) there are no Actions pending or, to the Knowledge of ITAC, threatened against ITAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such ITAC Securities on Nasdaq and (D) all ITAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq. There is no Action, proceeding or investigation pending or, to the Knowledge of ITAC, threatened against ITAC by Nasdaq or the SEC with respect to any intention by such entity to deregister any ITAC Securities or prohibit or terminate the listing of any ITAC Securities on Nasdaq. The Purchaser has taken no action that is designed to terminate the registration of the ITAC Securities under the Exchange Act. ITAC has not received any written or, to ITAC’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the ITAC Securities.

(b)  The financial statements and notes of ITAC contained or incorporated by reference in the SEC Reports (the “ITAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of ITAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The ITAC Financials, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 8-03 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of ITAC, as of their respective dates and the results of operations and the cash flows of ITAC, for the periods presented therein.

(c)  Except as and to the extent reflected or reserved against in ITAC Financials, ITAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in ITAC Financials, other than Liabilities arising in the ordinary course of business since September 30, 2020, all of which shall be accurately reflected or reserved against in the ITAC Financials filed as part of the SEC Reports subsequent to date of this Agreement.

(d)  ITAC has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq. ITAC’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by ITAC in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to ITAC’s management as appropriate to allow timely decisions. As an Emerging Growth Company, ITAC is not required to provide auditor attestation to its internal controls. This representation is qualified to the extent that, if ITAC’s internal controls were reviewed by its independent auditors, such auditors would determine that ITAC’s disclosure controls and procedures and internal controls over financial reporting are not effective; provided, however, that ITAC has, to the extent practical, taken steps to remediate any such deficiencies which were brought to its attention by its auditors.

3.7  Absence of Certain Changes. ITAC has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since the consummation of the IPO, not been subject to a Material Adverse Effect.

3.8  Compliance with Laws. ITAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on ITAC, and ITAC has not received written notice alleging any violation of applicable Law in any material respect by ITAC.

3.9  Actions; Orders; Permits. There is no pending or, to the Knowledge of ITAC, threatened Action to which ITAC is subject which would reasonably be expected to have a Material Adverse Effect on ITAC. There is no material Action that ITAC has pending against any other Person. ITAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. ITAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on ITAC.

3.10  Taxes and Returns.

(a)  ITAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in ITAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where ITAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against ITAC in respect of any Tax, and ITAC has not been notified in writing of any proposed Tax claims or assessments against ITAC (other than, in each case, claims or assessments for which adequate reserves in ITAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of ITAC’s assets, other than Permitted Liens. ITAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by ITAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)  Since the date of its formation, ITAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c)  ITAC does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes).

(d)  ITAC is Tax resident only in its jurisdiction of formation.

(e)  ITAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(f)  The Sponsor is Tax resident only in its jurisdiction of formation. No member of the Sponsor is a Tax resident of Israel. To the Knowledge of ITAC, no shareholder of ITAC that holds 5% or more of ITAC’s share capital is a Tax resident of Israel.

3.11  Employees and Employee Benefit Plans. ITAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12  Properties. ITAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property.ITAC does not own or lease any material real property or Personal Property.

3.13  Material Contracts.

(a)  Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which ITAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by ITAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of ITAC as its business is currently conducted, any acquisition of material property by ITAC, or restricts in any material respect the ability of ITAC from engaging in business as currently conducted by it or from competing with any other Person (together with the Trust Agreement, each, a “ITAC Material Contract”). All ITAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)  With respect to each ITAC Material Contract: (i) the ITAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the ITAC Material Contract is legal, valid, binding and enforceable in all material respects against ITAC and, to the Knowledge of ITAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) ITAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by ITAC, or permit termination or acceleration by the other party, under such ITAC Material Contract; and (iv) to the Knowledge of ITAC, no other party to any ITAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by ITAC under any ITAC Material Contract.

3.14  Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between ITAC and any (a) present or former director, officer or employee or Affiliate of ITAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of ITAC’s outstanding capital stock as of the date hereof.

3.15  Investment Company Act. ITAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

3.16  Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from ITAC, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ITAC.

3.17  Certain Business Practices.

(a)  Neither ITAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of ITAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder ITAC or assist it in connection with any actual or proposed transaction.

(b)  The operations of ITAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving ITAC with respect to any of the foregoing is pending or, to the Knowledge of ITAC, threatened.

(c)  None of ITAC or any of its directors or officers, or, to the Knowledge of ITAC, any other Representative acting on behalf of ITAC is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and ITAC has not, since its formation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions.

3.18  Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by ITAC relating to ITAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and ITAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of ITAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by ITAC. ITAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on ITAC.

3.19  Information Supplied. None of the information supplied or to be supplied by ITAC expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents or (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by ITAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, ITAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

3.20  Independent Investigation. ITAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Merger Sub for such purpose. ITAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to ITAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies or Merger Sub or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to ITAC pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.21  Trust Account. As of the date of this Agreement, ITAC has at least $75,750,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of ITAC and the Trustee, enforceable in accordance with its terms subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Class A Ordinary Shares who from and after the date hereof shall have exercised their redemption rights) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay any Tax obligation, including franchise Tax, owed by ITAC as a result of assets of ITAC or interest or other income earned on the Trust Account and up to $50,000 to pay dissolution expenses, and (B) to redeem Class A Ordinary Shares pursuant to the redemption rights. There are no Actions pending or, to the Knowledge of ITAC, threatened with respect to the Trust Account.

3.22  Company Representations. ITAC, on behalf of itself and its Affiliates, acknowledges and agrees that neither the Company nor any of its Affiliates has made any warranty, express or implied to ITAC, as to the prospects of the business of the Company and its Subsidiaries or its profitability, or with respect to any forecasts, projections or business plans prepared by or on behalf of ITAC or its Affiliates and delivered to ITAC for its review of the Company’s and its Subsidiaries’ business or the negotiation and execution of this Agreement. Except as otherwise expressly set forth in this Agreement, ITAC acknowledges that the Company will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.

3.23  No Other Representation. Except for the representations and warranties contained in this Article III, neither ITAC nor any other Person or entity on behalf of ITAC has made or makes any representation or warranty, whether express or implied, with respect to ITAC, its Affiliates or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, its Affiliates or any of their Representatives by or on behalf of ITAC. Neither ITAC nor any other Person or entity on behalf of ITAC has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Purchaser or its Affiliates, whether or not included in any management presentation. ITAC, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither the Company nor any other Person or entity on behalf of the Company has made or makes, and ITAC and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, the Target Companies, the business thereof, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to ITAC or any of its officer, directors, employees, agents, representatives, lender, Affiliates or any other Person acting on its behalf by or on behalf of the Company’s officers, directors, employees, agents, representatives, lenders or Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to ITAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to ITAC, as of the date hereof and as of the Closing, as follows:

4.1  Organization and Standing. The Company is a company duly organized, validly existing under the Israeli Companies Law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as proposed to be conducted except as would materially and adversely impact the consolidated business and operations of the Company and the Target Companies. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 0 lists each Target Company and all jurisdictions in which each Target Company is qualified to conduct business and all names other than its legal name under which each Target Company does business. The Company has provided to ITAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. A correct and complete list of the directors or managers (as applicable) and officers of each Target Company is set forth on Schedule 4.1. Except as set forth in Schedule 4.1, no Person has any right to designate any director, officer, manager or general partner of any Target Company. The Company is not in violation of any provisions of, and no other Target Company is in violation of any material provision of, its Organizational Documents.

4.2  Authorization; Binding Agreement. Each of the Company and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which (a) the Company is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents and the Israeli Companies Law, and (b) Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of Merger Sub and by the Company as sole shareholder of Merger Sub in accordance with Merger Sub’s Organizational Documents, the Delaware Law, any other applicable Law and any Contract to which Merger Sub or the Company is a party or bound. No other corporate proceedings on the part of the Company or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby other than the approval of this Agreement and the Transaction by the Company’s shareholders as required by the Existing Articles and the Israeli Companies Law (the “Required Company Shareholder Approval”). Other than the Required Company Shareholder Approval, there is no shareholder of the Company or any Target Company whose Consent (other than as set forth in the Existing Articles) is required for the execution of this Agreement by the Company and the performance by the Company of its obligations under this Agreement and the Ancillary Documents. This Agreement has been, and each Ancillary Document to which the Company or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Company or Merger Sub, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Required Company Shareholder Approval and the Enforceability Exceptions. The Voting Agreements delivered by the Company include holders of Company Ordinary Shares and Company Preferred Shares representing at least the Required Company Shareholder Approval, and such Voting Agreements are in full force and effect subject to the Enforceability Exception.

4.3  Capitalization.

(a)  Schedule 4.3(a) sets forth, as of the date hereof, the number of authorized, issued and outstanding shares of each class or series of share capital of the Company, and the conversion rights of each class or series of Preferred Shares, all as set forth in the Existing Articles. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Israeli Companies Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)  No Company Ordinary Shares or Company Warrants are reserved for issuance to officers, directors, employees and consultants of the Company pursuant to any Benefit Plan except as set forth in Schedule 4.3(b). Except as set forth in Schedule 4.3(b) or with respect to the Recapitalization, there are no outstanding Company Convertible Securities, and there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. The Company is not party to any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents or Schedule 4.3(b) or with respect to the Recapitalization, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, except as expressly contemplated by this Agreement including with regard to the Recapitalization, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)  Except as disclosed in the Company Financials or as set forth on Schedule 4.3(c), since December 31, 2019, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

(d)  No shareholder of the Company has any rights of appraisal with respect to the Recapitalization or the Merger, whether pursuant to the Existing Articles, the Israeli Companies Law or any agreement between the Company and such shareholder.

4.4  Subsidiaries.

(a)  Merger Sub is authorized to issue 100 shares of common stock, par value $0.01 per shares, all of which are owned by the Company. Schedule 4.4(a) sets forth the name of each other direct or indirect Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company, except as provided in Schedule 4.4(a). Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a) and as provided in Section 4.4(b), the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Schedule 4.4(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries.

(b)  No Target Company is a participant in any joint venture, partnership or similar arrangement and no Target Company owns any equity interests of any Person (other than the Company’s Subsidiaries) except as set forth in Schedule 4.4(b). There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, guaranty, capital contribution or otherwise) in, any other Person. Schedule 4.4(b) sets forth with respect to each Person described in this Section 4.4(b), the name of the Person, the nature of the agreement, the amount invested, advanced or committed by any Target Company, the equity interest of the Company in such Person and any provisions which affect any change in such equity interest, the nature and the amount of the financial commitment of any Target Company, any obligations of any Target Company to any such Person and the rights of any Target Company with respect to the control, management, or rights of any such Person and any other material information relating to the agreement between the Company and any such Person.

4.5  Merger Sub. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

4.6  Governmental Approvals. Except as otherwise described in Schedule 4.6, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or Merger Sub of this Agreement or any Ancillary Documents or the consummation by the Company or Merger Sub of the transactions contemplated hereby or thereby other than (a) such Consents expressly contemplated by this Agreement, (b) applicable requirements of and filings under the Israeli Securities Law, 1968, and the rules and regulations thereunder or any other similar Laws, (c) pursuant to Consents to be obtained pursuant to the Antitrust Laws expressly contemplated by this Agreement and (d) those Consents, the failure of which to obtain prior to the Closing would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company or any Target Company or the ability of the Company or Merger Sub to perform its obligations under this Agreement or the Ancillary Documents to which it is a party.

4.7  Non-Contravention. Except as otherwise described in Schedule 4.7, the execution and delivery by the Company and Merger Sub (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which such Person is a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by such Person with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any such Person’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Person or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Person under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Person under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be have a Material Adverse Effect on the Company or Merger Sub.

4.8  Financial Statements.

(a)  As used herein, the term “Company Financials” means the consolidated audited financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2020 and December 31, 2019, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor. True and correct copies of the Company Financials have been provided to ITAC; provided, however, that the Company Financials delivered prior to the execution of this Agreement represent draft financials (the “Draft Financials”). The Company Financials, including for the avoidance of doubt, the Draft Financials and the Audited Financials, (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with Accounting Standards, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated in accordance with GAAP. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Company shall use commercially reasonable efforts to deliver the audited Company Financials (the “Audited Financials”) for the year ended December 31, 2020 not later than twenty-one (21) days from the date of this Agreement or such earlier date as may be necessary to include the Audited Financials in the Registration Statement, as hereinafter defined. The Audited Financials shall not reflect any material adverse change in Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Financials.

(b)  Each Target Company maintains books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used in accordance with such Target Company’s management directives, (ii) material transactions of the Target Companies are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company in accordance with applicable Accounting Standards, (iv) the reporting of such Target Company’s assets is compared with existing assets at the intervals required by applicable Accounting Standards and verified in accordance therewith for actual amounts, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, in each instance, in accordance with applicable Accounting Standards. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. To the Knowledge of the Company, since January 1, 2019, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)  The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.8(c). Except as disclosed on Schedule 4.8(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d)  Except as set forth on Schedule 4.8(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) reflected or reserved on or provided for in accordance with applicable Accounting Standards in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 contained in the Company Financials or (ii) not material or that were incurred after December 31, 2020 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)  All accounts receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any material right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.9  Absence of Certain Changes. Except as set forth on Schedule 4.9 or for actions expressly contemplated by this Agreement, and except for COVID-19 Actions which in the reasonable judgment of the Company are required to be taken or implemented by the Company or any of the other Target Companies since December 31, 2020, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, and (b) not been subject to a Material Adverse Effect.

4.10  Compliance with Laws. Except as set forth on Schedule 4.10, no Target Company is in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2019, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.11  Company Permits. Each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to ITAC true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.11. To the Knowledge of the Company, there is no employee of a Target Company who is required to be licensed by a Governmental Authority in order for the Target Company to conduct is business in the normal course. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened except where the failure thereof will not have a Material Adverse Effect. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

4.12  Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any basis for any Action; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past three (3) years, to the Knowledge of the Company, none of the current officers or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.13  Material Contracts.

(a)  Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to ITAC, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.13(a) a “Company Material Contract”) that:

(i)  contains covenants that limit in any material manner the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)  involves any joint venture, profit-sharing, partnership, limited liability company, strategic relationship or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or strategic relationship;

(iii)  involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to any Target Company, in each instance, which are material to the consolidated business and operations of the Target Companies;

(iv)  involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v)  evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(vi)  involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vii)  relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii)  by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(ix)  is with any Top Customer or Top Vendor;

(x)  obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xi)  is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xii) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture, limited partnership or a strategic relationship agreement);

(xiii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiv) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xv) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software.

(b) Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written, or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.14 Intellectual Property.

(a) Schedule 4.14(a)(i) sets forth: (i) all Patents and pending Patent applications, Trademarks and service mark registrations and pending applications, Copyright registrations and pending applications and registered Internet Assets in which a Target Company is the owner, applicant or assignee (“Company Registered IPV”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration is pending, and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Software owned or purported to be owned by a Target Company. Schedule 4.14(a)(ii) sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Intellectual Property commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), under which a Target Company is a licensee. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses or that such Target Company otherwise has the right to use.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions reasonably necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are, to the Knowledge of the Company, valid and in force with all applicable maintenance fees paid, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, and where applicable, each Target Company has disclosed to the applicable government office or agency all material prior art known by such Target Company in connection with Patents and Patent Applications.

(c) Schedule 4.14(c) sets forth all material licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor, other than agreements entered into with customers of a Target Company in the ordinary course of business (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed in all material respects all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned by or licensed to the Target Companies. No Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, or (ii) other than the Outbound IP Licenses, grants any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any Target Company (“Company IP”) in any material respect.

(e) All Persons including each Target Company’s officers, directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company IP (each such person, a “Creator”) have (i) agreed to maintain the confidentiality of the trade secrets of the applicable Target Company and (ii) assigned to such Target Company by way of present assignment of exclusive ownership of all Intellectual Property Rights authored, invented, created, improved, modified, or developed by such Person on behalf of a Target Company in the course of such Creator’s employment or other engagement with such Target Company. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP. There are no current or, to the Company’s knowledge, threatened, claims from any Creator for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 1967.

(f) Except as set forth in Schedule 4.14(f), no facilities of a university, college, other educational institution or research center was used in the development of any material Intellectual Property owned or, to the Knowledge of the Company, licensed by the Company. Except as set forth in Schedule 4.14(f), to the Knowledge of the Company, no employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property Rights, was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center that would result in any government, university, college or other educational institution or research center having an ownership interest in any Company Owned Intellectual Property Rights, nor has any such person created or developed any Company Owned Intellectual Property Rights with any Governmental Grant.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License.

4.15 Privacy.

(a) Each Target Company is in compliance in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines (the “Data Security Requirements”). The Transactions contemplated by this Agreement will not result in any material liabilities in connection with any Data Security Requirements.

(b) To the Knowledge of the Company, (i) no Person has obtained unauthorized access to third party information and Personal Information in the possession of any Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, which required disclosure or notification under applicable Data Security Requirements, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information has been received by a Target Company.

(c) Since December 31, 2018, each Target Company has taken commercially reasonable steps to protect and maintain the confidential nature of the Personal Information provided to such Target Company by any Person and secure any such Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse.

(d) None of the Target Companies has received any notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws with respect to Personal Information possessed by the Target Companies.

4.16 Taxes and Returns. Except as set forth on Schedule 4.15:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax. There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company (other than, in each case, claims or assessments for which adequate reserves in Company Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Company’s assets, other than Permitted Liens. No Target Company has outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes).

(c) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Government Authority, except where the failure to collect, withhold or pay will not have a Material Adverse Effect.

(d) No Target Company has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(e) Any Target Company required to be registered for purposes of Israeli value added tax is duly registered and has complied with all requirements concerning Israeli value added Tax (“VAT”). Each Target Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No non-Israeli Target Company is required to register in Israel for Israeli VAT purposes. Each Target Company required to register for VAT under the laws of any country other than Israel has so registered and has collected and paid over to the taxing authority all VAT required to be collected and paid over.

(f) No Target Company is benefiting (or has benefited) from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Capital Investment Encouragement Law – 1959, including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status.

(g) No Target Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israeli Income Tax Ordinance New Version, 1961, as amended, and the rules and regulations promulgated thereunder (the “Ordinance”), a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to VAT.

(h) Each Foreign Plan that is intended to qualify as a capital gains route plan under Section 102 of the Ordinance has received a favorable determination or approval letter from the Israel Tax Authority (“ITA”) or is otherwise deemed approved by passage of time without objection by the ITA.

(i) No Target Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(j) Each Target Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Target Company are arm’s length prices for purposes of the applicable laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A to the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Companies.

(k) Each Target Company is Tax resident only in its jurisdiction of formation.

(l) No Target Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) No Target Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(n) No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. No Target Company has made an election pursuant to Section 965(h) of the Code.

4.17 Real Property. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). Schedule 4.17 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to ITAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition.

4.18 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $100,000) is set forth on Schedule 4.18, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.18, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company. The Company has provided to ITAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.19 Employee Matters.

(a) Except as set forth in Schedule 4.19(a) and except for extension orders applicable to all employees in Israel, no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. No current officer or key employee of a Target Company has provided such Target Company written notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.19(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws and the employment agreements listed in such Schedule 4.19(b) respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Except as set forth in Schedule 4.19(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to ITAC by the Company.

(d) Except as set forth on Schedule 4.19(d), all of the independent contractors that are involved in the development of intellectual property of the Company are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.19(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to ITAC by the Company. For the purposes of applicable Law, all independent contractors who are currently, since the Company’s organization have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.20 Benefit Plans.

(a) Set forth on Schedule 4.20(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to ITAC accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Except as set forth in Schedule 4.20(d), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(e) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.21 Environmental Matters. Except as set forth in Schedule 4.21:

(a) Each Target Company is and, to the Company’s Knowledge, for the past two years, has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened in writing to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would be reasonably expected to adversely affect such continued compliance with Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, in each case, that has not been resolved or that would be reasonably expected to result in a material liability.

(c) No Action is pending, or to the Company’s Knowledge, threatened in writing against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation under applicable Environmental Laws.

(e) The Company has provided to ITAC all final and non-privileged environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.22 Transactions with Related Persons. Except as set forth on Schedule 4.22, no Target Company nor any of its Affiliates, nor any officer, director or 5% beneficial owner of the equity of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.22, no Target Company is party to any Contract with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.22 specifically identifies those Contracts, arrangements or commitments set forth on such Schedule 4.22 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty. All material transactions since the incorporation of the Company between the Company and Related Persons that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law, or pursuant to the Existing Articles have been duly approved. To the Company’s Knowledge, no officer or director of any Target Company: (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Target Company or (B) any other entity in any material business arrangement or relationship with any Target Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 2% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Target Company for the business; (iii) has outstanding any Indebtedness owed to any Target Company; or (iv) has received any funds from the Target Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the ordinary course of business.

4.23 Insurance.

(a) Schedule 4.23(a) lists all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to ITAC. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.23(b) identifies each individual insurance claim in excess of $100,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.24 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.25 Top Customers and Vendors. Schedule 4.25 lists, by dollar volume received or paid, as applicable, for each of the years ended December 31, 2020 and 2019, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest vendors of goods or services to the Target Companies (the “Top Vendors”). The relationships of each Target Company with such vendors and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated or advised any Target Company or its plan or intention to terminate any material relationships of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially its material relationships with a Target Company, (iii) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor or Top Customer.

4.26 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the equivalent Laws of Israel or of the country in which the Target Company is located or conducts business, (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws, or (iv) otherwise made any unlawful payment.

(b) To the Knowledge of the Company, the operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, since the Company’s organization. Since January 1, 2016, and except where the failure to be, or to have been, in compliance with such Laws has not been or would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole, neither the Target Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Sanctions List and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(d) No Target Company has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of the Anti-Corruption Laws.

(e) No Target Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. Except as set forth in Schedule 4.26(e), the business of the Target Companies and Merger Sub does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and the business of the Target Companies does not require any Target Company to obtain a license from the Israeli Ministry of Economy and/or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology or financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, in the last five (5) fiscal years.

4.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.28 PIPE Investment. The Company shall use its commercially reasonable efforts to satisfy the conditions of the PIPE Investors closing obligations contained in the Subscription Agreements, and consummate the transactions contemplated thereby including any Subscription Agreements entered into among the Company, ITAC and one or more PIPE Investors subsequent to the date of this Agreement. The Company shall not terminate, or amend or waive in any manner, any Subscription Agreement without ITAC’s prior written consent, other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements.

4.29 Finders and Brokers. Except as set forth in Schedule 4.28, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from ITAC, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

4.30 Information Supplied. None of the information supplied or to be supplied by the Company or Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of ITAC or its Affiliates.

4.31 Independent Investigation. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the ITAC set forth in this Agreement (including the related portions of the ITAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of ITAC for the Registration Statement; and (b) none of the ITAC or its Representatives have made any representation or warranty as to the ITAC or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the ITAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto, or with respect to the information provided by or on behalf of ITAC for the Registration Statement.

4.32 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

4.33 No Other Representations or Warranties; No Reliance. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, its business or operations, or any of their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to ITAC, its Affiliates or any of its Representatives by or on behalf of the Company. Neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, to ITAC with respect to any projections, forecasts, estimates or budgets made available to ITAC, their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company, its Affiliates or its business, whether or not included in any management presentation. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III, neither ITAC nor any other Person or entity on behalf of ITAC has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to ITAC, its Affiliates or its respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of ITAC.

Article V
COVENANTS

5.1 Access and Information

(a) During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with Section 7.1, or (ii) the Closing (the “Interim Period”), subject to Section 5.13 and the Confidentiality Agreement, each of the Company and Merger Sub shall give, and shall cause its Representatives to give (subject, in each instance to (x) compliance with applicable Law, (y) the Company’s desire to maintain attorney-client privilege or other similar right at its sole discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), ITAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies as ITAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including monthly unaudited financial statements) and cause each of the Representatives of the Company and Merger Sub to reasonably cooperate with ITAC and its Representatives in their investigation; provided, however, that ITAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Merger Sub.

(b) During the Interim Period, subject to Section 5.13 and the Confidentiality Agreement, ITAC shall give (subject, in each instance to (x) compliance with applicable Law, (y) ITAC’s desire to maintain attorney-client privilege or other similar right at its sole discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), and shall cause its Representatives to give, the Company, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to ITAC or its Subsidiaries, as the Company, Merger Sub or their respective Representatives may reasonably request regarding ITAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of ITAC’s Representatives to reasonably cooperate with the Company and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of ITAC or any of its Subsidiaries.

5.2 Conduct of Business of the Company and Merger Sub.

(a) Unless ITAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated by this Agreement, including but not limited with regard to the Recapitalization, (B) as required by Law (including any COVID-19 Measures) or (C) as set forth on Schedule 5.2, the Company and Merger Sub shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to (i) except for COVID-19 Actions which in the reasonable judgment of the Company are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period, conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations.

(b) Without limiting the generality of Section 5.2(a) and except (A) as contemplated by the terms of this Agreement, including but not limited with regard to the Recapitalization, (B) as required by Law (including any COVID-19 Measures) or (C) as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of ITAC (such consent not to be unreasonably withheld, conditioned or delayed), except for COVID-19 Actions which in the reasonable judgment of the Company are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period, neither the Company nor Merger Sub shall, and each shall cause the Target Companies to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) except in connection with the exercise, adjustment or replacement of options and warrants outstanding as of the date of this Agreement or the grant of options to employees in the ordinary course of business consistent with past practices, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) except for with regards to the Recapitalization, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of this Agreement, in each case, other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) other than with regard to the Recapitalization, make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or otherwise, in each case if such action would be reasonably expected to materially increase the present or future Tax liability of ITAC or any of the Target Companies;

(vii) terminate, waive or assign to Person that is not a Target Company any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business without the consent to ITAC;

(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(xi) waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xii) close or materially reduce its activities;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvi) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any Target Company;

(xvii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xviii) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of ITAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 5.3, ITAC shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to ITAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by the PIPE Investment) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), ITAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent ITAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Transaction Expenses incurred in connection with the consummation of the Transactions, including the PIPE Investment;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner;

(vii) terminate, waive or assign any material right under any ITAC Material Contract or enter into any Contract that would be a ITAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting ITAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, ITAC or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in ITAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Transaction Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Transaction Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities or any agreement that if entered into prior to the date hereof would be required to be disclosed on Schedule 3.14;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

5.4 Annual and Interim Financial Statements.

(a) During the Interim Period, within forty-five (45) calendar days following the end of each three-month quarterly period or such earlier date as such financial statements need to be available for inclusion in the Registration Statement, the Company shall deliver to ITAC unaudited consolidated financial statements, including a consolidated balance sheet, consolidated statement of operations and comprehensive income (loss), changes in shareholders’ equity, consolidated statements of cash flows and notes to financial statements prepared in accordance with GAAP. If the form of the Registration Statement requires inclusion of such interim financial statements in the Registration Statement, the Company will also provide comparable financial statements for the prior year and the interim financial statements shall comply with Rules 8-03 and 8-04 of Regulation S-X.

(b) During the Interim Period, the Company shall provide ITAC, within thirty (30) days after the end each calendar month with financial information for the month and the year to date in such form as ITAC may reasonably request.

(c) During the Interim Period, the Company will also promptly deliver to ITAC copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

5.5 ITAC Public Filings. During the Interim Period, ITAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of ITAC Units, ITAC Class A Stock and ITAC Public Warrants on Nasdaq. During the Interim Period, ITAC shall provide the Company with a reasonable review period prior to making any public filing period with the SEC and, with respect filings that relate to this Agreement and the Merger, will consider in good faith any suggestion or revision that may be proposed by the Company or its representatives.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and Merger Sub and their respective Subsidiaries, a transaction (other than the transactions contemplated by this Agreement including for the avoidance of doubt the Recapitalization) concerning the sale of (x) all or any material part of the business or assets of any Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of any Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise (subject, in each instance, to actions otherwise expressly permitted by this Agreement, including Sections 5.2 and 5.3) and (B) with respect to ITAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for ITAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company or ITAC, as applicable, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, an Acquisition Proposal or potential Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party with the intention of facilitating an Acquisition Proposal.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company and Merger Sub each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of ITAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of ITAC, communicate such information to any third party other than to its representatives in connection with the transactions contemplated hereunder who understand the confidential nature of the information and the restrictions on selling securities when in possession of material non-public information, knowingly take any other action with respect to ITAC in violation of such Laws, or knowingly aid, assist, cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective material properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall use commercially reasonable efforts to cooperate with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to the Company, during the Interim Period, the Company, and Merger Sub shall take all actions reasonably necessary to cause the Company to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

5.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Company shall prepare, and the Company shall file (with ITAC’s assistance) with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company’s Ordinary Shares and the Company Warrants to be issued under this Agreement to the holders of ITAC Common Stock and the Company Ordinary Shares issuable upon exercise or conversion of the Company Warrants outstanding prior to the Effective Time, which Registration Statement will also contain a proxy statement of ITAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from ITAC stockholders for the matters to be acted upon at the Special Meeting and providing the Public Shareholders an opportunity in accordance with ITAC’s Organizational Documents and the IPO Prospectus to have their ITAC Class A Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the ITAC Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from ITAC stockholders to vote, at a special meeting of ITAC stockholders to be called and held for such purpose (the “ITAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions, (ii) the approval of the issuance of ITAC Securities in the PIPE Investment, by ITAC stockholders in accordance with ITAC’s Organizational Documents, the Delaware Law and the rules and regulations of the SEC and Nasdaq, if applicable, (iii) the approval of the Restated ITAC Certificate, (iv) such other matters as the Company and ITAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i), (ii), (iii) and (iv)), collectively, the “ITAC Stockholder Approval Matters”), and (v) the adjournment of the ITAC Special Meeting, if necessary or desirable in the reasonable determination of ITAC. In connection with the Registration Statement and the Merger, the Company shall (w) assist ITAC in obtaining Nasdaq approval of the Merger and the change of control resulting from the Merger, (x) file any listing application necessary for the listing of the Company on Nasdaq as successor issuer to ITAC, (y) file a registration statement (the “1934 Act Registration Statement”) pursuant to the Securities Exchange Act of 1934 and request effectiveness of the 1934 Act Registration Statement concurrently with the effectiveness of the Company’s listing of its securities on Nasdaq, and (z) the Company shall provide ITAC with evidence reasonably requested by ITAC that the Company qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act, failing which the Registration Statement shall be filed on a Form S-4.

(b) The Company shall obtain the Required Company Shareholder Approval in the manner required by the Existing Articles and the Israeli Companies Law for (i) the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of Company Securities pursuant to this Agreement, including the PIPE Investment), in accordance with the Existing Articles and the Israeli Companies Law and, to the extent applicable, regulations of the SEC and Nasdaq, (ii) the approval of the Restated Company Articles and the Recapitalization; (iii) the adoption and approval of a new Equity Incentive Plan for the Company in a substantially form to be agreed to prior to the filing of the Registration Statement (the “Equity Plan”), which will provide that the total awards under such Equity Plan will be a number of Company Ordinary Shares equal to the sum of (a) five percent (5%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing, plus (b) such number Company Ordinary Shares issuable pursuant to any outstanding equity incentives or Continuing Company Options which are outstanding immediately prior to the Recapitalization, (iv) the appointment of the members of the Post-Closing Company Board of Directors in accordance with Section 5.15 hereof, (v) the issuance of Company Ordinary Shares and Company Warrants pursuant to this Agreement, including (x) the Company Ordinary Shares issued in connection with the PIPE Investment, (y) the Company Ordinary Shares issuable pursuant to the Recapitalization, and (z) the Company Ordinary Shares issuable upon exercise of the Company Warrants, the Continuing Warrants and Continuing Company Options; and (vi) such other matters as the Company and ITAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Company Shareholder Approval Matters”), and (vii) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of the Company. The Company shall use its reasonable best efforts to solicit from the holders of Company Ordinary Shares and Company Preferred Shares proxies or written consents in favor of the Company Shareholder Approval Matters, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreements.

(c) ITAC and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Registration Statement shall include such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. In connection with the Registration Statement and the Proxy Statement, the Company and ITAC will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules, ITAC’s Organizational Documents, the Israeli Companies Law, the Delaware Law and the rules and regulations of the SEC and Nasdaq.

(d) ITAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption. Each of ITAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and ITAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. ITAC and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to ITAC’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and ITAC’s Organizational Documents.

(e) ITAC and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Company shall provide ITAC with copies of any written comments, and shall inform ITAC of any material oral comments, that the Company or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give ITAC a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, ITAC (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to ITAC’s shareholders and, pursuant thereto, shall call the Special Meeting in accordance with the Delaware Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, ITAC shall solicit proxies from the ITAC stockholders to vote in favor of the ITAC Stockholder Approval Matters, as approved by the ITAC board of directors, which approval shall also be included in the Registration Statement.

(g) If on the date for which the ITAC Special Meeting is scheduled, ITAC has not received proxies representing a sufficient number of shares to obtain the Required ITAC Shareholder Approval, whether or not a quorum is present, ITAC may make one or more successive postponements or adjournments of the Special Meeting. ITAC may also adjourn the ITAC Special Meeting to establish a quorum or if the ITAC stockholders have elected to redeem a number of shares of ITAC Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 6.2(f) not being satisfied. Notwithstanding the foregoing, without the consent of the Company, in no event shall ITAC adjourn the ITAC Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Outside Date. Except as otherwise required by applicable Law, ITAC covenants that none of the ITAC board of directors (including any committee thereof) or ITAC shall withdraw, withhold or modify, or publicly propose a change to any recommendation in support of the Transactions.

(h) ITAC and the Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, ITAC’s Organizational Documents, the Existing Articles and this Agreement in the preparation, filing and distribution of the Registration Statement and Proxy Statement, the listing on Nasdaq, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

(i) The Company (with reasonable cooperation from ITAC) shall take such steps as are necessary for the listing of the Company Ordinary Shares and the Company Public Warrants on Nasdaq, as a successor issuer, and shall provide such information as is necessary to obtain Nasdaq approval of such listing.

5.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates or any of their respective representatives without the prior written consent (not be unreasonably withheld, conditioned or delayed) of ITAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, ITAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sponsor shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby. From and after the Effective Time, any matter requiring ITAC approval shall require the approval of the Sponsor.

5.13 Confidential Information.

(a) The Company and Merger Sub agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any ITAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder or to comply with applicable Law, Order or Action), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of ITAC Confidential Information without ITAC’s prior written consent; and (ii) in the event that the Company, Merger Sub, or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes compelled to disclose any ITAC Confidential Information by Law, Order or Action, (A) provide ITAC to the extent legally permitted with prompt written notice of such requirement so that ITAC or an Affiliate thereof may seek, at ITAC’s cost, a protective Order or other remedy or waive compliance with this Section 5.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or ITAC waives compliance with this Section 5.13(a), furnish only that portion of such ITAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such ITAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to ITAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of ITAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and Merger Sub and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any ITAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) ITAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder or to comply with applicable Law, Order or Action)), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that ITAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes compelled to disclose any Company Confidential Information by Law, Order or Action, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, ITAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at ITAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that ITAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, ITAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.14 Documents and Information. After the Closing Date, the Company shall, and shall cause its Subsidiaries (including the Target Companies) to, until the fifth (5th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of ITAC and the Target Companies in existence on the Closing Date.

5.15 Post-Closing Board and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Company to resign, so that effective as of the Effective Time, the Company’s board of directors (the “Post-Closing Company Board of Directors”), subject to the Restated Company Articles, will consist of seven directors, consisting of four directors designated prior to the Closing by the Company, at least two of whom shall be considered independent under Nasdaq requirements; one director designated prior to the Closing by ITAC, and two independent directors (under Nasdaq requirements) mutually agreed on by the Company and ITAC; provided, however, that the composition of the Post-Closing Company Board of Directors shall comply with all requirements of the Israeli Companies Law and Nasdaq.

(b) The Parties shall take commercially reasonable action so that the individuals serving as the chief executive officer and chief financial officer, respectively, of the Company immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of ITAC and the Company, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of ITAC or the Company (the “D&O Indemnified Persons”) as provided in ITAC’s or Company’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and ITAC or the Company, as applicable, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of ITAC and the Company, to the extent permitted by applicable Law. The provisions of this Section 5.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.16(a). The Company shall not have any obligation under this Section 5.16 to any D&O Indemnified Person when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

(b) The Company shall obtain at or prior to the Closing, and fully pay the premium for a “tail” directors and officers liability insurance policy that provides coverage for a seven-year period from and after the Effective Time for events occurring at or prior to the Effective Time (i) for ITAC’s directors, officers and other persons covered by ITAC’s current directors and officers liability policy which is substantially equivalent to and in any event not less favorable in the aggregate than ITAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and (ii) for the benefit of the Company’s directors and officers, equivalent coverage, to the extent available, (collectively, the “D&O Tail Insurance”). The Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) The Company shall not have any obligation under this Section to any D&O Indemnified Persons when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

5.17 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by ITAC or the Company from the PIPE Investment shall first be used to pay the Company’s and ITAC’s accrued expenses, including ITAC’s deferred expenses of the IPO, any loans made by the Sponsor to ITAC, and the expenses incurred by the Parties in connection with the negotiation, execution and performed by the Parties of their respective obligations under this Agreement and the transactions contemplated hereby, included the Registration Statement, the Proxy Statement and the PIPE Transaction; provided, that the ITAC Transaction Expenses (other than expenses relating to the PIPE Transaction) shall not exceed $7.0 million; provided, that to the extent that such ITAC Transaction Expenses exceed $7.0 million, the amount of such excess shall be added to $525,000,000 in computing the Conversion Ratio as provided in the second Recital. Any remaining cash in the Trust Account will be distributed to the Company or a Target Company designated by the Company.

5.18 PIPE Investment.

(a) Prior to the effective date of the Registration Statement, ITAC and the Company shall have executed subscription agreements (each, a “Subscription Agreement”) among ITAC, the Company and investors (the “PIPE Investors”) for an aggregate of One Hundred Million U.S. Dollars ($100,000,000) in connection with a private placement in ITAC or the Company, in each instance, to be consummated immediately prior to the Effective Time (the “PIPE Investment”). Each of the Subscription Agreements, when executed by ITAC and the Company, shall have been duly authorized, executed and delivered by ITAC and constitute the valid and binding obligation of ITAC and the Company, enforceable against ITAC and the Company, and, to the Knowledge of ITAC and the Company, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. True and complete original or signed copies of each of the Subscription Agreements have been delivered to ITAC and the Company on or prior to such effective date, and there will have been no conditions to closing of the transactions contemplated therein other than the conditions (if any) specifically stated therein. For the avoidance of doubt, (i) any Company Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization but prior to the Effective Time, and (ii) accordingly, the number of Company Ordinary Shares, purchase price per share and other terms of the PIPE Investment shall not be affected in any manner by the Recapitalization.

(b) ITAC and the Company shall use their commercially reasonable efforts to satisfy the conditions of the PIPE Investors closing obligations contained in the Subscription Agreements, and consummate the transactions contemplated thereby. Neither ITAC nor the Company shall terminate, or amend or waive in any manner, any Subscription Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. Additionally, during the Interim Period, ITAC and the Company may, but shall not be required to, enter into and consummate additional Subscription Agreements with additional PIPE Investors, including in the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or either ITAC or the Company reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, which additional Subscription Agreements shall become part of the PIPE Investment hereunder; provided, that the terms of such additional Subscription Agreements shall not, without the Company’s or ITAC’s prior written consent, be different than those set forth in the Subscription Agreements. If ITAC and the Company seek such additional Subscription Agreements, ITAC and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional Subscription Agreements and use their respective reasonable efforts to cause such additional Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by ITAC). For avoidance of doubt, any Company Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization (and the number of Company Ordinary Shares, purchase price per share and other terms of the Subscription Agreement shall not be modified in any way by the Recapitalization or the Conversion Ratio).

5.19 F-1 Registration Statement. Prior to the effectiveness of the Registration Statement, the Company shall file a registration statement on Form F-1 (the “F-1 Registration Statement”), covering the (i) sale by the holders of the Company Ordinary Shares which are outstanding immediately following the Recapitalization, and, for the avoidance of doubt, prior to and excluding any Company Ordinary Shares to be issued to the PIPE Investors and any other securities of the Company to be registered pursuant to the Registration Statement in accordance with Section 5.11, and (ii) the issuance of Company Ordinary Shares upon exercise of Continuing Warrants. The Company will use its commercially reasonably efforts to obtain effectiveness of the F-1 Registration Statement on or about the date of the Effective Time. The parties shall use commercially reasonable efforts to cause the securities covered by this Section 5.19 to be approved for listing on the Nasdaq concurrently with the securities covered by Section 5.11 and the parties hereto shall use the same efforts with respect to the F-1 Registration Statement that is required by Section 5.11 with respect to the Registration Statement.

5.20 Employment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause the persons set forth on Schedule 5.20 to enter into employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and ITAC, between each such person and the applicable Target Company, as noted in Schedule 5.20.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and ITAC of the following conditions:

(a) Required Shareholder Approval.

(i) The ITAC Stockholder Approval Matters shall have been submitted to the vote of the shareholders of ITAC at the Special Meeting in accordance with the Proxy Statement and each ITAC Stockholder Approval Matter shall have been approved by the requisite vote of the stockholders of ITAC at the Special Meeting in accordance with ITAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required ITAC Shareholder Approval”).

(ii) The Company Shareholder Approval Matters shall have been approved by the requisite vote of the shareholders of the Company either (x) at a special meeting of shareholders or (y) by a written consent in lieu of a meeting, in either case in accordance with the Existing Articles and Israeli Law.

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(c) shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and the PIPE Investment, ITAC or the Company shall have net tangible assets of at least $5,000,001.

(h) Nasdaq Listing. The Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved, and the Company Ordinary Shares and the Company Warrants shall have been approved for listing on Nasdaq subject to official notice of issuance and the listing application shall cover (a) all of the Company Ordinary Shares that are issued and outstanding upon completion of the Merger, are issuable upon exercise of all Company Warrants outstanding at the Effective Time, and all Continuing Company Options and the Company Ordinary Shares issuable pursuant to the Equity Plan, and (b) all of the publicly-traded Company Warrants to the extent required by Nasdaq.

(i) Composition of the Board. The members of the Post-Closing Company Board of Directors shall have been elected or appointed as of the Closing in accordance with the requirements of Section 5.15.

(j) Recapitalization; Amendment to Company Articles. Prior to the Effective Time, the Company shall (i) have consummated the Recapitalization, and (ii) provide evidence that the Company’s stockholders have adopted the Restated Company Articles in form and substance mutually agreeable to ITAC and the Company, and shall have provided ITAC with evidence of such adoption.

6.2 Conditions to Obligations of the Company and Merger Sub. In addition to the conditions specified in Section 6.1, the obligations of the Company and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of ITAC set forth in Sections 3.5(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, and (ii) the representation contained in Section 3.7(b) (Absence of MAE) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of such time, (iii) the representations and warranties of ITAC set forth in Section 3.1 (Organization and Standing and Corporate Power), Section 3.2 (Authorization; Binding Agreement), Section 3.9 (Compliance with Laws; Permits), Section 3.6 (SEC Filing and ITAC Financials) and Section 3.16 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time), and (iv) all of the other representations and warranties of ITAC set forth in this Agreement (shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, ITAC.

(b) Agreements and Covenants. ITAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to ITAC since the date of this Agreement which is continuing and uncured.

(d) Founder Lock-Up. The Founder Lock-Up shall be in full force and effect in accordance with the terms thereof as of the Closing Date.

(e) Closing Deliveries.

(i) Officer’s Certificate. ITAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of ITAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) with respect to ITAC.

(ii) Secretary Certificate. ITAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of ITAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of ITAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required ITAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which ITAC is or is required to be a party or otherwise bound.

(iii) Good Standing. ITAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for ITAC certified as of a date no earlier than five (5) days prior to the Closing Date from the proper Governmental Authority of ITAC’s jurisdiction of organization and from each other jurisdiction in which ITAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(f) Minimum Cash Requirement. The aggregate amount of cash and cash equivalents of ITAC at the Closing, including cash not redeemed from the Trust Account and cash raised in the PIPE Investment (which, for the avoidance of doubt, solely for purposes of this Section 6.2(f), shall include any cash paid to the Company if the Company exercises its right to directly issue Company Ordinary Shares pursuant to the Subscription Agreements) will not be less than $100 million (after giving effect to redemptions of ITAC’s public stockholders, but prior to the payment of ITAC’s or the Company’s Transaction Expenses or other liabilities due at the Closing).

6.3 Conditions to Obligations of ITAC. In addition to the conditions specified in Section 6.1, the obligations of ITAC to consummate the Transactions are subject to the satisfaction or written waiver (by ITAC) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.3(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representation contained in Section 4.9(b) (Absence of MAE) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of such time, (iii) the representations and warranties of the Company set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.10 (Compliance with Laws; Permits), and Section 4.29 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time) and (iv) all of the other representations and warranties of the Company set forth in this Agreement (shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or any Target Companies.

(b) Agreements and Covenants. The Company and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies on a consolidated basis since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each of the Lock-Up Agreement and the Non-Competition Agreement, shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer’s Certificate. ITAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 1.1(a) and 1.1(b) with respect to the Target Companies.

(ii) Company Secretary Certificate. The Company shall have delivered to ITAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, (C) the resolutions of the shareholders as to approval of Company Shareholders Approval Matters, and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to ITAC good standing certificates (or similar documents applicable for such jurisdictions approving that the relevant company is active) for each Target Company certified as of a date no earlier than five (5) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of ITAC and the Company;

(b) by written notice by ITAC or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by August 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(a) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either ITAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement in any material respect was the cause of, or resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to ITAC, if (i) there has been a breach by ITAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of ITAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to ITAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if at such time the Company or Merger Sub is in material uncured breach of its representations, warranties or covenants in this Agreement;

(e) by written notice by ITAC to the Company, if (i) there has been a breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(a) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by ITAC or (B) the Outside Date; provided, that ITAC shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time ITAC is in material uncured breach of its representations, warranties or covenants in this Agreement;

(f) by written notice by ITAC to the Company, if there shall have been a Material Adverse Effect on the Target Companies on a consolidated basis following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to ITAC, if there shall have been a Material Adverse Effect following the date of this Agreement which is uncured and continuing; or

(h) by written notice by either ITAC or the Company to the other if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, ITAC’s or the Company’s shareholders have duly voted, and the Required ITAC Shareholder Approval or Company Shareholder Approval was not obtained.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.13, 7.3, 8.1, Article X and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.8 prior to the valid termination of this Agreement), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to (i) seek equitable relief in accordance with Section 9.8, or (ii) terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Section 8.1, all Transaction Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that, at or following the Closing, all expenses payable by the Company and ITAC shall be payable by the Company or Merger Sub and may be paid from the Trust Account; provided, however, that the ITAC Transaction Expenses payable by the Company and Merger Sub (other than expenses relating to the PIPE Investment, which are not subject to this limitation) shall not exceed $7.0 million, subject to Section 5.17.

Article VIII
WAIVERS AND Releases

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that ITAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by ITAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of ITAC’s public shareholders (including overallotment shares acquired by ITAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, ITAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their ITAC Class A Stock in connection with the consummation of ITAC’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to ITAC’s Organizational documents to extend ITAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if ITAC fails to consummate a Business Combination within fifteen (15) months after the closing of the IPO, subject to extension as described in the Prospectus relating to ITAC’s IPO and any further extensions which may be approved by ITAC’s stockholders, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $50,000 of interest to pay dissolution expenses, and (d) to ITAC after or concurrently with the consummation of a Business Combination. For and in consideration of ITAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with ITAC or its Affiliates). The Company and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by ITAC and its Affiliates to induce the Company to enter in this Agreement, and each of the Company and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to ITAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against ITAC or its Representatives, each of the Company and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to ITAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, ITAC and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event ITAC or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile (if a facsimile number is given) email or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to ITAC at or prior to the Closing, to:

Industrial Tech Acquisitions, Inc.
5090 Richmond Avenue
Suite 319
Houston, TX 77056
Attn: E. Scott Crist, Chief Executive Officer
Telephone No.: (713) 599-1300
Email: scott@texasventures.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Richard I. Anslow, Esq. (ext. 7194)
 Matthew A. Gray, Esq. (ext. 7118)
Telephone No.: (212) 370-1300
Email:ranslow@egsllp.com
mgray@egsllp.com

If to the Company or Merger Sub: Arbe Robotics Ltd. HaHashmonaim Street 107 Tel Aviv-Yafo, Israel Attn: Kobi Marenko, CEO Email: kobi.m@arberobotics.com with a copy (which will not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 100200
Attn: Jon Venick
Facsimile No.: 917-778-8651
Telephone No.: 212-335-4651
Email: jon.venick@dlapiper.com

Erdinast, Ben Nathan, Toledano & Co.
4 Berkowitz St.
Tel Aviv, 6423806, Israel
Attn: Shay Dayan
Facsimile No.: 972-3-7770101
Telephone No.: 972-3-7770111
Email: shayd@ebnlaw.co.il

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of ITAC and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Merger Sub and ITAC contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Merger Sub or ITAC pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Merger Sub and ITAC and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Merger Sub or ITAC or their respective Representatives with respect thereto. The covenants and agreements made by the Company, Merger Sub and ITAC in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). Nothing in this Section 9.3 shall be construed to modify or otherwise affect the provisions of Section 5.16, Section 5.17 and Article VIII.

9.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.16 and of the Sponsor under Section 9.15, who the Parties acknowledge and agree are express third party beneficiaries of this Agreement for such purposes, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5 [Reserved]

9.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, prior to the valid termination of this Agreement, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by ITAC, the Company and Merger Sub.

9.11 Waiver. Each of ITAC and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the ITAC Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, annexes and Schedules attached hereto, which Exhibits, annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior or contemporaneous oral or written agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars and NIS means Israeli New Israeli Shekel. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to ITAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of ITAC and its Representatives and ITAC and its Representatives have been given access to the electronic folders containing such information.

9.14 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.15 Legal Representation. The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented ITAC and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented ITAC, the Sponsor and/or their respective Affiliates in connection with matters other than the Transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent ITAC, the Sponsor or their respective Affiliates in connection with matters in which such Persons are adverse to the Company, ITAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Merger, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of the Company, Merger Sub and/or ITAC or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, ITAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor Representative and shall not pass to or be claimed by the Company or ITAC; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company, ITAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of ITAC prior to the Closing.

“Ancillary Documents” means the Lock-Up Agreement, Voting Agreements, the Non-Competition Agreement, the Founders Registration Rights Agreement Amendment, the Equity Plan and the Restated Company Articles, the Voting Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not, and shall include any Foreign Plan.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Israel or in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by ITAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by the Company or Merger Sub, or their respective Representatives to ITAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Ordinary Shares” means the ordinary shares, with a nominal value of NIS 0.01 per share, of the Company, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Company Preferred Shares” means the preference shares with a nominal value of NIS 0.01 per share, of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Confidentiality Agreement” means the non-disclosure agreement dated      , 2020, by and between the Company and ITAC.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or, to the extent legally binding, oral (in each instance, including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID 19” means SARS CoV 2 or COVID 19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means all actions taken, planned, or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of COVID-19, its impact on economic conditions, its impact on the operations of the Company or any of the other Target Companies, risks to the health and safety of any Person or the recovery from COVID-19 (including, if applicable, actions taken, planned or planned to be taken to reopen and restore the level of business activities of the Company or any Target Company).

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to COVID-19.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, as each relates to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Export Control Laws” means U.S. and non-U.S. export control, economic sanctions, trade embargoes, import, and anti-boycott laws, including but not limited to the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.)

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, and includes any plans that are required by the laws of a country other than the United States.

“Fraud Claim” means any claim based common law fraud under New York Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business consistent with past practices), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar written instrument, (d) all obligations of such Person under leases that are or should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, regardless of whether such instrument has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software, Company IP Licenses and other intellectual property.

“Internet Assets” means any all registered domain names.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of ITAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of ITAC, dated as of September 8, 2020, and filed with the SEC on September 10, 2020 (File No. 333-424339).

“ITAC Confidential Information” means all confidential or proprietary documents and information concerning ITAC or any of its Representatives; provided, however, that ITAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Merger Sub, or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by ITAC or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such ITAC Confidential Information. For the avoidance of doubt, from and after the Closing, ITAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“ITAC Private Warrants” means the warrants issued in a private placement to the Sponsor by ITAC at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) ITAC Common Stock per warrant at a purchase price of $11.50 per share.

“ITAC Public Warrants” means one whole warrant that was included in as part of each ITAC Unit, entitling the holder thereof to purchase one (1) share of ITAC Class A Stock at a purchase price of $11.50 per share.

“ITAC Securities” means ITAC Units, ITAC Common Stock and ITAC Warrants, collectively.

“ITAC Transaction Expenses” means Transaction Expenses incurred by ITAC. For the absence of doubt, cost of the D&O Tail Insurance, is not an ITAC Transaction Expense.

“ITAC Units” means the units issued in the IPO (including overallotment units acquired by ITAC’s underwriter) consisting of one (1) share of ITAC Class A Stock, and one (1) ITAC Public Warrant.

“ITAC Warrants” means ITAC Private Warrants and ITAC Public Warrants, collectively.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of any executive officer or director of the Company, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers of such Person, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, in each instance, other than Permitted Liens.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any such fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) changes generally affecting the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business, or the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein or the outbreak or escalation of war or acts of terrorism (including cyberterrorism); (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), other force majeure events or natural disaster, including pandemics (COVID-19 variations included) or any COVID-19 Actions or COVID-19 Measures, or any change in such COVID 19 Measures or the interpretation or enforcement thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) (vi), with respect to ITAC, the consummation and effects of the Redemption; (vii) the execution, delivery, announcement or pendency of this Agreement and the Transactions (including as a result of the identities of the Parties and including the loss (or threatened loss) of any employee, other than a Person named in Schedule 6.3(g), supplier, distributor or customer or other commercial relationship resulting therefrom); (viii) any action or failure to act required or prohibited to be taken by a Party pursuant to the terms of this Agreement or action or omission taken or omitted to be taken at the written request, or with the written consent, of the other Party; or (ix) any change or proposed change in any Law or the interpretation thereof (including any COVID-19 Measures); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred but solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to ITAC, the amount of the Redemption shall not be deemed to be a Material Adverse Effect on or with respect to ITAC.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and, including the inventions, designs, methods, processes, compositions of matter, and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) Liens arising under this Agreement or any Ancillary Document, (e) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property, (f) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (g) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (h) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (i) Liens not created by the Company or any Target Company that affect the underlying fee interest of any real property utilized by such person, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (j) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; and (k) Liens to be released at Closing.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means information that identifies, relates to, or describes, is reasonably capable of being associate with, or could reasonably be linked, directly or indirectly, with a particular individual.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctions List” means the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, and the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Unverified List and Entity List, as well as other restricted party lists issued by a Governmental Authority, as such other lists are applicable.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Industrial Tech Partners, LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith and any common law rights therein), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Target Companies and ITAC incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of ITAC and any Target Company, including any all deferred expenses (including fees and commissions payable to underwriter if ITAC’s IPO).

“Trust Account” means the trust account established by ITAC with the proceeds from the IPO and a private placement pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of September 11, 2020, as it may be amended (including to accommodate the Merger), by and between ITAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the page number as set forth below adjacent to such terms:

1934 Act Registration Statement	54
Accounts Receivable	27
Acquisition Proposal	50
Agreement	5
Alternative Transaction	50
Antitrust Laws	52
Business Combination	68
Certificate of Merger	7
Closing	12
Closing Date	12
Closing Filing	57
Closing Press Release	57
Company	5
Company Benefit Plan	37
Company Financials	26
Company IP	32
Company IP Licenses	31
Company Material Contract	29
Company Permits	28
Company Personal Property Leases	36
Company Real Property Leases	35
Company Registered IP	30
Company Shareholder Approval Matters	55
Continental	9
Continuing Warrants	5
Conversion Ratio	5
Creator	32
D&O Indemnified Persons	59
D&O Tail Insurance	60
Delaware Law	7
Effective Time	7
Enforceability Exceptions	13
Environmental Permit	38
Equity Plan	54
Exercising Warrants	5
Existing Articles	5
F-1 Registration Statement	61
Federal Securities Laws	51
Founder Lock-Up Agreement	6
Founder Registration Rights Agreement	6
Founder Registration Rights Agreement Amendment	6
Interim Period	43
Israeli Companies Law	8
ITA	34
ITAC	5
ITAC Class A Stock	6
ITAC Class B Stock	6
ITAC Common Stock	6
ITAC Disclosure Schedules	12
ITAC Financials	16
ITAC Material Contract	18
ITAC Special Meeting	54
ITAC Stockholder Approval Matters	54
Lock-Up Agreement	6

Merger	5
Merger Sub	5
New ITAC Common Stock	6
Non-Competition Agreement	6
OFAC	19
Off-the-Shelf Software	31
Ordinance	34
Outbound IP License	31
Outside Date	66
Party	5
PIPE Investment	60
PIPE Investors	60
Post-Closing Company Board of Directors	59
Proxy Statement	53
Public Certifications	15
Public Shareholders	68
Recapitalization	5
Redemption	54
Registration Statement	53
Related Person	39
Released Claims	69
Required Company Shareholder Approval	23
Required ITAC Shareholder Approval	62
Restated Company Articles	8
Restated ITAC Certificate	6
SEC Reports	15
Signing Filing	57
Signing Press Release	57
Specified Courts	71
Subscription Agreement	60
Surviving Company	7
Top Customers	40
Top Vendors	40
Transactions	5
Voting Agreements	7

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

ITAC:

INDUSTRIAL TECH ACQUISITIONS, INC

By:	/s/ E. Scott Crist
Name: E. Scott Crist
Title: CEO

The Company:

ARBE ROBOTICS LTD.

By:	/s/ Kobi Marenko
Name: Kobi Marenko
Title: CEO

Merger Sub:

AUTOBOT MERGERSUB, INC.

By:	/s/ Kobi Marenko
Name: Kobi Marenko
Title: CEO

{Signature Page to Business Combination Agreement}